CHAPMAN AND CUTLER
                     111 WEST MONROE STREET
                    CHICAGO, ILLINOIS  60603



                        February 5, 1998



Nike Securities L.P.
1001 Warrenville Road
Lisle, Illinois  60532

The Chase Manhattan Bank
4 New York Plaza, 6th Floor
New York, New York  10004-2413


     Re:                         FT 237

Gentlemen:

     We have acted as counsel for Nike Securities L.P., Depositor of FT 237 (the "Fund"), in connection with the issuance of units of fractional undivided interest in the Trust of said Fund (the "Trust"), under a Trust Agreement, dated February 5, 1998 (the "Indenture") between Nike Securities L.P., as Depositor, The Chase Manhattan Bank, as Trustee, and First Trust Advisors L.P., as Evaluator and Portfolio Supervisor.

     In this connection, we have examined the Registration Statement, the form of Prospectus proposed to be filed with the Securities and Exchange Commission, the Indenture and such other instruments and documents as we have deemed pertinent. The opinions expressed herein assume that the Trust will be administered, and investments by the Trust from proceeds of subsequent deposits, if any, will be made in accordance with the terms of the Indenture. The Trust holds convertible subordinated debentures (the "Convertible Bonds") and common stock (the "Equity Securities") (collectively, "the Securities") as such terms are defined in the Prospectus. For purposes of the opinion set forth below, it is assumed that (i)(A) the Equity Securities qualify as equity for Federal income tax purposes and that, accordingly, amounts received by the Trust with respect to the Equity Securities will qualify as dividends as defined in Section 316 of the Internal Revenue Code of 1986 (the "Code") and (B) such dividends would generally be eligible for the dividends received deduction if the Equity Securities was directly held by a Unit holder for at least 46 days and (ii) the Convertible Bonds qualify as debt for Federal income tax purposes.

     Based upon the foregoing and upon an investigation of such matters of law as we consider to be applicable, we are of the opinion that, under existing United States Federal income tax law:

      (i) The Trust is not an association taxable as a corporation for Federal income tax purposes, but will be governed by the provisions of subchapter J (relating to trusts) of chapter
1, of the Internal Revnue Code of 1986 (the "Code").

    (ii) Each Unit holder will be considered the owner of a pro rata share of each Convertible Bond of the Trust in the proportion that the number of Units held by a Unit holder bears to the total number of Units outstanding. Under subpart E, subchapter J of Chapter 1 of the Code, income of the Trust will be treated as income of each Unit holder in the proportion described above; and an item of Trust income will have the same character in the hands of a Unit holder as it would have in the hands of the Trustee. Each Unit holder will be considered to have received his or her pro rata share of income derived from each Trust asset when such income is considered to be received by the Trust. Each Unit holder will also be required to include in taxable income for Federal income tax purposes, original issue discount with respect to his or her interest in any Convertible Bond held by the Trust which was issued with original issue discount at the same time and in the same manner, as though the Unit holder were the direct owner of such interest. Original issue discount will be treated as zero with respect to Convertible Bonds if it is "de minimis" within the meaning of
Section 1273 of the Code. A Unit holder may elect to include in taxable income for Federal income tax purposes, market discount as it accrues with respect to his or her interest in any Convertible Bond held by the Trust which he or she is considered to have acquired with market discount at the same time and in the same manner as though the Unit holder were the direct owner of such interst.

   (iii) Gain or loss will be recognized to a Unit holder (subject to various nonrecognition provisions under the Code) upon redemption or sale of his or her Units, except to the extent an in kind distribution of stock is received by such Unit holder from the Trust as discussed below. Such gain or loss is measured by comparing the proceeds of such redemption or sale with the adjusted basis of his or her Units. Before adjustment, such basis would normally be cost if the Unit holder had acquired his or her Units by purchase. In addition, such basis will be increased by the Unit holder's aliquot share of the accrued original issue discount with respect to each Convertible Bond held by the Trust for which there was original issue discount at the time such Convertible Bond was issued, and by accrued market discount which the Unit holder has elected to annually include in income with respect to each Convertible Bond, and reduced by the Unit holder's aliquot share of the amortized acquisition premium, if any, which the Unit holder has properly elected to amortize under Section 171 of the Code on each Convertible Bond held by the Trust. The tax cost reduction requirements of the Code relating to amortization of bond premium may, under some circumstances, result in the Unit holder realizing a taxable gain when his or her Units are sold or redeemed for an amount equal to or less than original cost.

   (iv) If the Trustee disposes of a Security (whether by sale, exchange, liquidation, redemption, payment on maturity or otherwise) gain or loss will be recognized to the Unit holder (subject to various nonrecognition provisions under the Code) and the amount thereof will be measured by comparing the Unit holder's aliquot share of the total proceeds from the transaction with his or her basis for his or her fractional interest in the Security disposed of. Such basis is ascertained by apportioning the tax basis for his or her Units (as of the date on which the Units were acquired) ratably, according to their values as of date nearest the valuation date nearest the date on which he or she purchased such Units. A Unit holder's basis in his or her Units and of his or her fractional interest in each Convertible Bond must be reduced by the Unit holder's share of the amortized acquisition premium, if any, on Convertible Bonds held by the Trust which the Unit holder has properly elected to amortize under Section 171 of the Code, and must be increased by the Unit holder's share of the accrued original issue discount with respect to each Convertible Bond which, at the time the Security was issued, had original issue discount, and by accrued market discount which the Unit holder has elected to annually include in income. For Federal income tax purposes, a Unit holder's pro rata portion of dividends as defined by Section 316 of the Code paid by a corporation are taxable as ordinary income to the extent of such corporation's current and accumulated "earnings and profits". A Unit holder's pro rata portion of dividends which exceed such current and accumulated earnings and profits will first reduce a Unit holder's tax basis in such Equity Security (and accordingly his or her basis in such Units), and to the extent that such dividends exceed a Unit holder's tax basis in such Equity Security shall be treated as gain form the sale or exchange of property.

     (v) Under the Indenture, under certain circumstances, a Unit holder tendering Units for redemption may request an in kind distribution of Equity Securities upon the redemption of Units or upon the termination of the Trust. As previously discussed, prior to the redemption of Units or the termination of the Trust, a Unit holder is considered as owning a pro rata portion of each of the Trust's assets. The receipt of an in kind distribution will result in a Unit holder receiving an undivided interest in whole shares of stock and possibly cash. The potential Federal income tax consequences which may occur under an in kind distribution with respect to each Equity Security owned by the Trust will depend upon whether or not a United States Unit holder receives cash in addition to Equity Securities. An "Equity Security" for this purpose is a particular class of stock issued by a particular corporation. A Unit holder will not recognize gain or loss if a Unit holder only receives Equity Securities in exchange for his or her pro rata portion in the Equity Securities held by the Trust. However, if a Unit holder also receives cash in exchange for a fractional share of an Equity Security held by the Trust, such Unit holder will generally recognize gain or loss based upon the difference between the amount of cash received by the Unit holder and his or her tax basis in such fractional share of an Equity Security held by the Trust. The total amount of taxable gains (or losses) recognized upon such redemption will generally equal the sum of the gain (or loss) recognized under the rules described above by the redeeming Unit holder with respect to each Equity Security owned by the Trust.

     Dividends received by a Trust which are attributable to a domestic corporation owning Units in the Trust and which are taxable as ordinary income may be eligible for the 70% dividends received deduction pursuant to Section 243(a) of the Code, subject to the limitations imposed by Sections 246 and 246A of the Code. It should be noted that various legislative proposals that would affect the dividends received deduction have been introduced.

     Each Unit holder's pro rata share of each expense paid by the Trust is deductible by the Unit holder to the same extent as though the expense had been paid directly by him or her. The Tax Reform Act of 1986 (the "Act"), among other things, provides that certain itemized deductions, such as investment expenses, tax return preparation fees and employee business expenses will be deductible by individuals only the extent they exceed 2% of such individual's adjusted gross income (similar limitations apply to estates and trusts). Unit holders may be required to treat some or all of the expenses paid by the Trust as miscellaneous itemized deductions subject to this limitation.

     The Code provides a complex set of rules governing the accrual of original issue discount. These rules provide that original issue discount generally accrues on the basis of a constant compound interest rate. Special rules apply if the purchase price of a Convertible Bond exceeds its original issue price plus the amount of original issue discount which would have previously accrued, based upon its issue price (its "adjusted issue price"). Similarly, these special rules would apply to a Unit holder if the tax basis of his or her pro rata portion of a Convertible Bond issued with original issue discount exceeds his or her pro rata portion of its adjusted issue price. It is possible  that  a  Convertible Bond that has been  issued  at  an original issue discount may be characterized as a "high-yield discount obligation" within the meaning of Section 163(e)(5) of the Code. To the extent that such an obligation is issued at a yield in excess of six percentage points over the applicable Federal rate, a portion of the original issue discount on such obligation will be characterized as a distribution on stock (e.g., dividends) for purposes of the dividends received deduction which is available to certain corporations with respect to certain dividends received by such corporations.

     If a Unit holder's tax basis in his interest in any Convertible Bond held by the Trust is less than his or her allocable portion of such Convertible Bond's stated redemption price at maturity (or, if issued with original issue discount, his or her allocable portion of its revised issue price on the date he or she buys such Units), such difference will constitute market discount unless the amount of market discount is "de minimis" as specified in the Code. Market discount accrues daily computed on a straight line basis, unless the Unit holder elects to calculate accrued market discount under a constant yield method.

     Accrued market discount is generally includible in taxable income of the Unit holders as ordinary income for Federal tax purposes upon the receipt of serial principal payments on Convertible Bonds held by the Trust, on the sale, maturity or disposition of such Convertible Bonds by the Trust and on the sale of a Unit holder's Units unless a Unit holder elects to include the accrued market discount in taxable income as such discount accrues. If a Unit holder does not elect to annually include accrued market discount in taxable income as it accrues, deductions of any interest expense incurred by the Unit holder to purchase or carry his or her Units will be reduced by such accrued market discount. In general, the portion of any interest which is not currently deductible is deductible when the accrued market discount is included in income upon the sale or redemption of the securities or the sale of Units.

     The tax basis of a Unit holder with respect to his or her interest in an obligation is increased by the amount of original issue discount (and market discount, if the Unit holder elects to include market discount, if any, on the Convertible Bonds held by the Trust in income as it accrues) thereon properly included in the Unit holder's gross income as determined for Federal income tax purposes and reduced by the amount of any amortized premium which the Unit holder has properly elected to amortize under
Section 171 of the Code. A Unit holder's tax basis in his or her Units will equal his or her tax basis in his or her pro rata portion of all the assets of the Trust.

     A Unit holder will recognize taxable gain (or loss) when all or part of his or her pro rata interest in a Security is disposed of for an amount greater (or less) than his or her tax basis therefor in a taxable transaction, subject to various non recognition provisions of the Code.

     As previously discussed, gain attributable to any Convertible Bond deemed to have been acquired by the Unit holder with market discount will be treated as ordinary income to the extent the gain does not exceed the amount of accrued market discount not previously taken into income. The tax basis reduction requirements of the Code relating to amortization of bond premium may, under certain circumstances, result in the Unit holder realizing a taxable gain when his or her Units are sold or redeemed for an amount equal to or less than his or her original cost.

     If a Unit holder disposes of a Unit, he or she is deemed thereby to have disposed of his or her entire pro rata interest in all Trust assets including his or her pro rata portion of all of the Securities represented by the Unit. This may result in a portion of the gain, if any, on such sale being taxable as ordinary income under the market discount rules (assuming no election was made by the Unit holder to include market discount in income as it accrues) as previously discussed.

     "The Revenue Reconciliation Act of 1993" (the "1993 Tax Act") raised tax rates on ordinary income above the rates at which capital gains are subject to tax in certain circumstances. Because some or all capital gains are taxed at a comparatively lower rate under the 1993 Tax Act, the 1993 Tax Act includes a provision that recharacterizes capital gains as ordinary income in the case of certain financial transactions that are "conversion transactions" effective for transactions entered into after April 30, 1993.

     A Unit holder who is a foreign investor (i.e., an investor other than a United States citizen or resident or United States corporation, partnership, estate or trust) will be subject to United States Federal income taxes, including withholding taxes on distributions from the Trust relating to such investor's share of dividend income paid on Equity Securities. A Unit holder who is a foreign investor will not be subject to United States Federal income taxes, including withholding taxes on interest income (including any original issue discount) on, or any gain from the sale or other disposition of, his or her pro rata interest in any Security held by the Trust or the sale of his or her Units provided that all of the following conditions are met:

          (i) the interest income or gain is not effectively connected with the conduct by the foreign investor of a trade or business within the United States;

        (ii) the interest is United States source income (which is the case for most securities issued by United States issuers), the Security is issued after July 18, 1984 (which is the case for each Security held by the Trust), the foreign investor does not own, directly or indirectly, 10% or more of the total combined voting power of all classes of voting stock of the issuer of the Security and the foreign investor is not a controlled foreign corporation related (within the meaning of Section 864(d)(4) of the Code) to the issuer of the Security;

       (iii)   with respect to any gain, the foreign investor (if
     an  individual) is not present in the United States for  183 days or more during his or her taxable year; and

         (iv) the foreign investor provides all certification which may be required of his status.

     It should be noted that the 1993 Tax Act includes a provision which eliminates the exemption from United States taxation, including withholding taxes, for certain "contingent interest." This provision applies to interest received after December 31,
1993.   No  opinion is expressed herein regarding  the  potential
applicability  of  this  provision  and  whether  United   States
taxation or withholding taxes could be imposed with respect to income derived from the Units as a result thereof.

     The scope of this opinion is expressly limited to the matters set forth herein, and, except as expressly set forth above, we express no opinion with respect to any other taxes, including state or local taxes or collateral tax consequences with respect to the purchase, ownership and disposition of Units.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-43403) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.
                                  Very truly yours,



                                  CHAPMAN AND CUTLER

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